Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the combined financial statements of Dr Pepper Snapple Group, Inc. dated March 20, 2008 (April 14, 2008 as to paragraph 2 and 3 Note 17), appearing in Amendment No.5 to Form 10 filed April 22, 2008 of Dr Pepper Snapple Group, Inc. for the year ended December 31, 2007.
/s/ Deloitte & Touche LLP
Dallas, Texas
September 15, 2008